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                                                                    EXHIBIT 5.02

                                                                November 6, 1998


Exodus Communications, Inc.
2650 San Tomas Expressway
Santa Clara, CA  95051

                       Registration Statement on Form S-4
                         of Exodus Communications, Inc.
                          (Registration No. 333-62413)
                         --------------------------------

Ladies and Gentlemen:

       We have acted as special New York counsel to Exodus Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation of this opinion letter and the filing thereof with the Securities and Exchange Commission (the "Commission") as an exhibit to a post-effective amendment to the Registration Statement on Form S-4 referred to above (as so amended, the "Registration Statement"). We understand that the Registration Statement relates to the proposed exchange by the Company of $200,000,000 aggregate principal amount of the Company's 11-1/4% Senior Notes due 2008 (the "New
Notes")  for $200,000,000 aggregate principal amount of the Company's outstanding 11-1/4% Senior Notes due 2008 (the "Existing Notes"). We further understand that the Existing Notes were issued pursuant to the Indenture, dated as of July 1, 1998 (the "Indenture"), among the Company, and The Chase Manhattan Bank as trustee (the "Trustee"), and that the New Notes will be issued pursuant to such Indenture.
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                                                                November 6, 1998


       In so acting, we have examined and relied upon copies, provided to us on your behalf by your counsel Fenwick & West, L.L.P. and identified by them to us as being complete and correct copies, of (i) the Indenture, (ii the form of the New Notes, in the form to be executed by the Company and authenticated by the Trustee, (iii) the Purchase Agreement, dated June 26, 1998 (the "Purchase Agreement"), among the Company, and Goldman, Sachs & Co. and certain other financial institutions as Initial Purchasers (the "Initial Purchasers"), and (v) the Exchange and Registration Rights Agreement, dated as of July 1, 1998, among the Company, and the Initial Purchasers. We have also examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

       In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed without investigation the accuracy of, the representations and warranties contained in the Purchase Agreement and other statements of or information from public officials and officers and representatives of the Company and others.

       Based upon the foregoing, and subject to the limitations, qualifications and assumptions hereinafter expressed, we are of the opinion that when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

       The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality. General principles of equity may limit the enforceability of (without limitation) any provision that any waiver or amendment
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                                                                November 6, 1998


may only be effected in writing, any exculpation of a party from liability to the extent arising from its unlawful conduct, any provision that a guarantee is enforceable regardless of any circumstance that might constitute a legal or equitable discharge or defense of the guarantor (including invalidity or unenforceability of any guaranteed obligation), or any severability provision. The enforceability of any provision that an agreement may not be used to interpret another agreement may be limited by and subject to the authority of a court to apply rules of evidence or procedure.

       With your permission, for purposes of the opinion expressed herein, we have assumed without investigation that (i) the Company and the Trustee are and at all prior times have been duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Indenture had and have the corporate power and authority to enter into and perform the Indenture, the Indenture has been duly authorized, executed and delivered by each of them, and (assuming all other parties are bound thereby) the Indenture is valid, binding and enforceable with respect to the Trustee, (iii) the Company has the corporate power and authority to execute, deliver and perform the New Notes and (iv) the New Notes have been duly authorized by the Company.

       We express no opinion as to the effect of any laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

       Except to the limited extent described in the first sentence of this opinion letter, we have not participated in the preparation or filing with the Commission of the Registration Statement and we do not assume any obligation with respect thereto. The opinion expressed herein is rendered as of the date of this opinion letter, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change any opinion expressed herein after the date hereof.

       We have provided a copy of this opinion to your counsel Fenwick & West, L.L.P. Such counsel may rely on this opinion in giving their opinion to be
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                                                                November 6, 1998


filed as an exhibit to the Registration Statement.

       We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                            Very truly yours,


                            Debevoise & Plimpton